Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2022, relating to the consolidated financial statements of HyreCar, Inc. for the years ended December 31, 2021 and 2020, included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ dbbmckennon

San Diego, California

August 15, 2022